Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham
Chief Financial Officer
(312) 917-4288

HORIZON GROUP PROPERTIES, INC. SELLS PARTNERSHIP INTERESTS

Makes Loan and Receives Interest in

Development Venture

 (Chicago, Illinois —March 14, 2003) — Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, announced today that it sold 261,628 limited partner units in Horizon Group Properties, L.P. to Pleasant Lake Apts., Ltd.  The purchase price was $5.16 per unit.  Pleasant Lake Apts., Ltd. is an affiliate of Howard M. Amster, the owner of approximately 28.5% of HGP’s shares and a director of HGP.

HGP used $1.3 million of the proceeds from the sale to fund a secured loan to Retail Partners Limited Partnership and Retail Partners, Inc. (collectively “Retail Partners”).  The loan has a term of 14 months, bears interest at 5% per annum and is secured by the assignment of Retail Partners’ interest in Prime/Retail Partners LLC, an entity which owns the equity interests in entities that own 11 retail stores triple net leased to affiliates of Rite-Aid Corporation.  The 11 stores are currently being marketed for sale and the proceeds from each sale are required to be used to partially repay the loan.

As additional consideration for the loan, HGP also received a 3.25% net profits interest in a real estate development owned by Huntley Development LP and Huntley Meadow Residential Venture (collectively “Huntley”), subject to the current lender’s interests in distributions from Huntley.  HGP will negotiate an option to acquire an additional 48.75% interest in Huntley.  Huntley and Retail Partners are owned by The Prime Group, Inc.  Gary J. Skoien, Chairman, Chief Executive Officer and President of HGP, is Executive Vice President and Chief Operating Officer of The Prime Group, Inc. and has a net profits interest in Huntley.  There can be no assurance that HGP will acquire any additional ownership interest in Huntley.

Huntley owns approximately 650 acres of land in Huntley, Illinois, a suburb of Chicago approximately 35 miles northwest of O’Hare airport on Interstate 90.  The land is part of a 3,000 acre mixed-use, master-planned community developed by The Prime Group, Inc.

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 11 factory outlet centers and one power center in 9 states totaling more than 2.5 million square feet.

###

Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements.  In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business.   For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company’s filings with the Securities and Exchange Commission.